DISTRIBUTION AGREEMENT

This Distribution Agreement (the "**Agreement**") is made and entered into on this 18th day of June, 2020 (the "**Effective Date**") by and between **Todos Medical USA Inc**, a company registered under the laws of the State of Nevada, with its principal address of business located at 45 Wall Street, Ste 920, New York, NY 10004 (hereinafter referred to as "Todos"), and **Meridian Health Services Network, Inc.**, a company registered under the laws of the state of [Colorado], with its principal 9249 S. Broadway, Suite 200-532, Highlands Ranch, CO 80129 "**Meridian**", and together with **Todos**, the "**Parties**" and each individually, a "**Party**").

Whereas

Todos has distribution rights to new and cost-effective equipment, reagents and tests for the screening of novel coronavirus ("Coronavirus"), which consist of ANDiS 350 RNA Extraction System comprised of ANDiS Automated extraction equipment ("ANDiS System") and ANDiS RNA extraction reagent kits (for extracting Coronavirus RNA), PCR Machines, Liquid Handlers, PCR lab kit (for identifying Coronavirus and/or FluA/B nucleic acid) and any other kit that may be used in the process of analyzing and diagnosing swab samples, all as more fully described in Annex A of this Agreement ("Reagent Kits" and together with the ANDiS System, PCR Machines, Liquid Handlers, the "Products); and

Whereas **Meridian** is a healthcare company that specializes in providing products and services to consumers of healthcare in the United States, especially self-insured employers, all as more fully described in Annex B of this Agreement (the "Services").

Whereas The Parties represent that they have the necessary skills, expertise, know-how, resources and business contacts to efficiently market, sell and distribute the Products and Services in the United States and internationally. (the "Territory");

Whereas Todos and Meridian wish to enter into an agreement whereby each Party shall appoint the other as its non-exclusive agent for selling, marketing, and distributing the Products and Services in the Territory, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

Preamble and Annexes

1.1 The preamble to this Agreement and the Annexes attached hereto constitute an integral part hereof.

1.2 The captions and titles in this Agreement are intended solely for convenience purposes and will not be used in the interpretation of this Agreement.

Parties' Representations and Warranties

2.1 Each Party represents and warrants throughout the term of this Agreement, towards the other Party as follows:

2.1.1 It has the full and entire right and authority to enter into and perform the obligations set forth in this Agreement.

2.1.2 It is duly organized and validly existing under the laws of its jurisdiction and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

2.1.3 There is no impediment, limitation or restriction under any applicable law, agreement, arrangement or consequent to any undertaking that prevents or may prevent it from entering into this Agreement and performing its obligations hereunder.

2.1.4 It will operate its business in compliance with all applicable laws of the countries in which it operates, including, without limitation, those relating to the storage, packaging, marketing, distribution, and sale of the Products, and to protection of the environment, occupational hazards, health, safety, employment, social rights, payment of taxes owed to any authority and Anti-Corruption Laws.
For the purpose of this section, "**Anti-Corruption Laws**" means anti-corruption, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, or regulations or orders.

2.2 Todos represents and warrants throughout the term of this Agreement, towards Meridian as follows:

2.2.1 The Products, including the export of such from China as contemplated under this Agreement, comply with all applicable Chinese laws and regulations, and will not infringe or misappropriate the intellectual property rights of any third party.

2.2.2 One of Todos' manufacturing partners, Gnomegen has obtained, United States Food and Drug Administration (US FDA) EUA approval for both of its Products, while Todos will be responsible for FDA EUA submission for the Products of its the other manufacturing partner, 3DMed.

The Products shall conform to their specifications as detailed in **Annex A** of this Agreement, which specifications may be modified from time to time by Todos in light of future Product developments and/or changing regulatory requirements, subject to written notice to Meridian, and provided that if such modifications require additional or increased costs, the Parties shall examine and negotiate, in good faith, the implications of such additional costs on the Customer Price and Product Price (as such terms are defined below).

2.3 Meridian represents and warrants throughout the term of this Agreement, towards Todos as follows:

2.3.1 The Services, comply with all applicable US laws and regulations, and will not infringe or misappropriate the intellectual property rights of any third party.

The Services shall conform to their specifications as detailed in **Annex B** of this Agreement, which specifications may be modified from time to time by Meridian in light of future Product developments and/or changing regulatory requirements, subject to written notice to Todos, and provided that if such modifications require additional or increased costs, the Parties shall examine and negotiate, in good faith, the implications of such additional costs on the Customer Price and Product Price (as such terms are defined below).

Appointment

3.1 As of the Effective Date, Todos hereby appoints Meridian as its non-exclusive agent for marketing and distributing the Products in the Territory, for the Term (as hereinafter defined) of this Agreement, and Meridian accepts such appointment, all upon the terms and subject to the conditions of this Agreement.

3.2 Meridian will use commercially reasonable efforts to market, distribute and sell the Products in the Territory during the Term.

3.3 As of the Effective Date, Meridian hereby appoints Todos as its non-exclusive agent for marketing and distributing Meridian Services in the Territory, for the Term (as hereinafter defined) of this Agreement, and Todos accepts such appointment, all upon the terms and subject to the conditions of this Agreement.

3.4 Todos will use commercially reasonable efforts to market, distribute and sell the Services in the Territory during the Term.

3.5 This Agreement does not grant Meridian distribution rights for any screening or diagnostic test kits except for the Products. Notwithstanding the above, in the event that __Todos_ wishes to offer new screening and/or detection tests in the Territory, Meridian shall have a right to act as the an agent for importing, marketing and distributing such new products in the Territory.

3.6 __Todos__ will inform Meridian of the new product and the terms for its distribution. Todos will be entitled, within thirty (30) days of receiving ___Todos's written notice (the "Acceptance Period"), to inform _Todos_ of Meridians' acceptance of the terms indicated in ___Todos' notice and in such case the Parties will negotiate a definitive agreement based on such agreed upon terms.

Term

4.1 The term of this Agreement shall commence on the Effective Date and shall continue in accordance with the following provisions ("**Term**"):

4.2 With respect to the Territory, this Agreement shall be effective for a period of two (2) years from the Effective Date.

4.3 Notwithstanding the above, either Party shall be entitled to terminate this Agreement in accordance with and subject to the provisions of Section 18 (Termination) below.

Prices and Payments

5.1 The Parties will agree on the prices (the "**Price**") at which Meridian will sell Todos Products to customers in the Territory (the "**Customer Price**"). The Companies agree to determine an appropriate payment structure for each's services as it relates to COVID testing.

5.2 In the event clients becomes stable purchasers that offer a more automated solution, the automaton component of the fees will be a passthrough cost to increase the sample volume capacity. Todos will fund the Capital Expenditure required.

5.3 Any changes to the Price to be determined in accordance with this Section 7, will not apply to Purchase Orders made by Meridian prior to the change of the prices.

5.4 Any Product provided for clinical trials and/or product validation mutually agreed as necessary by __Todos_ and Meridian will be free of charge. __Todos_ will credit Meridian for any consideration paid by Meridian to ____Todos__ for Products that were used in surveys but for which Meridian did not charge its customers.

5.5 Todos will use commercially reasonable efforts to market, distribute and sell Meridian Services in the Territory. For any Meridian sale of Services by Todos, Meridian shall pay Todos pre-approved and agreed upon in advance commissions understanding Meridian offers hundreds of products and services of which commissions vary widely.

Licensing and Regulatory Requirements

6.1 Todos and Meridian___ shall, in all their dealings with respect to the Products, duly comply with all standards, applicable laws and regulations of the United States of America with respect to the Products.

Marketing and Sales Activities

7.1 Meridian shall, at its own expense, maintain a trained and competent marketing and sales channels for marketing and distributing the Products in the Territory, all in collaboration with __Todos__. Meridian undertakes to use commercially reasonable efforts to promote and expand the sale of the Products in the Territory.

7.2 __Todos__ shall provide Meridian with _Todos___'s applicable marketing and promotional materials, sales literature, Product manuals, and supporting information in connection with the Products (the " _Todos___ **Marketing Materials**"). Meridian shall prepare and use applicable marketing, promotional materials and other sales literature (including modifications or derivative works to the __Todos_ Marketing Materials) that it deems necessary or desirable to market the Products.

7.3 Todos__ shall provide Meridian with all the necessary information with respect to the Products, as will be made available, from time to time, to __Todos__'s worldwide network or per Meridian' specific request. Any such material and the proprietary rights thereto shall belong to __Todos__.

7.4 Meridian may appoint sub-agents throughout the Territory as may be required for the efficient marketing of the Products, provided that __Todos__ shall receive notice thereof. Such appointments shall not derogate from Meridian' obligations hereunder, and Meridian shall be fully responsible for all actions or omissions incurred by any of its sub-agents.

Sales and Customer Support Services

8.1 All sales of the Products in the Territory will be made by Meridian. Meridian shall be responsible for providing post-sale support services to customers, and shall, on its own account, provide a trained and competent support team for the efficient support of the Products.

8.2 _Todos___ shall, at all times, at its own expense, provide, and maintain proper capability to provide, Todos with reasonable assistance in the provision by Meridian of both pre-sale and post-sale client support and assistance services in the Territory, and technical, scientific and professional support, and shall provide Meridian with information and reasonable assistance by phone or otherwise.

8.3 __Todos_ shall be responsible for the training of Meridian's team as detailed in Section 11.4 below and as shall be determined to be required by the Parties. In addition, __Todos_ will provide Meridian support in connection with the performance of clinical trials (in addition to the provision of Products and performance of blood tests free of charge in connection therewith).

8.4 In addition, in order to assist Meridian with the marketing of the Products and performing its other obligations under this Agreement, ___Todos__ shall provide Meridian' team and the teams of its sales channels and laboratories and technical and scientific staff, **with initial training courses** which will be held in the English language, pertaining to the Products, which training courses will be held remotely (the "**Initial Training**").

<u>**Reports**</u>

9.1 Meridian shall, within a reasonable period of time (and not later than once a quarter), bring to __Todos__ 's attention any information received by it or that otherwise comes to its knowledge which is likely to be of interest to Todos_ in connection with the Products or their marketing, competition, infringements of Todos' intellectual property rights, client feed-back, including complaints that were received or that have come to its attention and which relate to the Products, and shall apprise Todos on an ongoing basis of its marketing and sales activities and any other relevant information reasonably requested by Todos.

9.2 During the Term and for a period of three (3) years following the termination or expiration of this Agreement, Meridian and Todos shall maintain complete books of accounts and records consistent with sound business and accounting principles and practices consistently applied.

9.3 Within fifteen (15) days of the end of each quarter, Meridian and Todos shall provide each party with a written report of (a) the quantities of Products distributed, sold, or otherwise transferred; the prices at which the Products were sold; and payments received therefore; and (b) the identity and location of all customers to whom Products were sold, during the preceding quarter (each a "Quarterly Report").

9.4 Once in every twelve (12) month period, Todos and Meridian shall have the right to have an inspection and audit of all the relevant accounting and sales books and records of each party conducted by an independent auditor reasonably acceptable to both Parties who will execute a confidentiality undertaking in a form attached hereto as <u>**Annex B**</u>. Any such audit shall be upon ten (10) business days prior written notice and shall be conducted during normal business hours. If any such audit should disclose any material error of more than five

percent (5%) in the Quarterly Reports or any sale of the Products by either party in contravention of the terms of this Agreement, in addition to any other remedies to which either party shall be entitled, the party shall promptly reimburse the other for the reasonable cost of the audit.

9.5 Medical Device Reporting. Both parties shall provide the other with reports of any adverse events and product problems in accordance with the Mandatory Medical Device Reporting regulations of 21 CFR 803 a copy of which is attached as **Annex C**.

Limitation of Liability; Indemnification

10.1 To the maximum extent permitted by law, in no event shall either Party be liable for any special, non-compensatory, consequential, indirect, incidental, statutory or punitive damages of any kind, including, without limitation, for lost profits, lost sales, lost revenue or loss of use, regardless of the form of action, whether in contract, tort, negligence, strict products liability, or otherwise, even if such Party has been informed of or is aware of the possibility of any such damages in advance.

10.2 Each Party ("**Indemnifying Party**") shall defend, indemnify and hold the other Party and its affiliates, and their officers, directors, employees, agents, contractors, (the "**Indemnified Party**") harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from any claims, suits, demands, actions and other proceedings by any third party: (a) to the extent resulting from any gross negligence, recklessness, or willful misconduct by or on behalf of the Indemnifying Party in the performance of its activities as contemplated by this Agreement; or (b) to the extent resulting from any violation by the Indemnifying Party (or any of its employees or agents) of, or failure to adhere to, any applicable laws or regulations in connection with the Products; or (c) for damage to real property or tangible physical equipment, proximately caused by the Indemnifying Party in the course of performing this Agreement.

10.3 Without derogating from its liability under Section 0 above, Todos shall defend, at its sole expense, any claim or lawsuit by a third party (a "**Claim**") brought against Meridian and its affiliates, and their officers, directors, employees, agents or contractors ("**Meridian Indemnified Persons**"), to the extent such Claim alleges that the Products infringe any patent, copyright, or trademark or misappropriate a trade secret of a third party, and will indemnify and hold harmless Meridian and/or Meridian Indemnified Persons, against all costs, damages, losses, liabilities and expenses (including reasonable attorneys' fees and costs) ("**Damages**") awarded against Meridian and/or Meridian Indemnified Persons, by a court of competent jurisdiction, or agreed to in a written settlement agreement signed by Todos, arising out of such Claim.

Confidentiality

11.1. During the Term and thereafter, each Party shall maintain the "Confidential Information" (as hereinafter defined) of the other Party in confidence at all times, and shall not, directly or indirectly, whether in writing or otherwise, communicate, publish, reveal, expose, divulge, or otherwise make available or permit the disclosure of the Confidential Information, in whole or in part, to any person or entity, except as provided hereunder. The Parties shall not use the Confidential Information, except for the express purposes permitted hereunder. In addition, each Party shall comply with all applicable health care privacy rules

and regulations and maintain the confidentiality of all health care and patient information and screening results.

11.2. The term “Confidential Information” include, but not be limited to, all technical, business and other information which one Party has disclosed or will disclose to the other Party, in written or other form, whether or not designated as “confidential”, including all information and data pertaining to technological, scientific or technical information, inventions, know-how, trade secrets, designs, test results, treatment protocols, clinical trials, patient data, materials used, sketches, components, parts, hardware, software, research material, drawings, photographs, processes, test equipment, specifications, operational data, models, prototypes, contracts, costs, expenses, suppliers or transactions entered into, discussed or negotiated, business plans, budgets, forecasts, feasibility studies, market plans, customers and other business, economic, financial or technological data, regardless of whether such information, material or data or any part thereof is patentable or otherwise entitled to be registered in any official registry, which is owned, developed or used by the disclosing Party and/or which is related to the disclosing Party, its business, services or technology.

11.3. Notwithstanding the foregoing, "Confidential Information" shall not include (i) information that, as of the time of receipt, is already known to, or in the possession of receiving Party without restrictions imposed on its disclosure; and/or (ii) information that has been received by one Party without restrictions on disclosure and in good faith from a third party who was lawfully in possession of the information and had the right to disclose the same; and/or (iii) information that is independently developed by the receiving Party without use of or reference to the Confidential Information of the disclosing Party; and/or (iv) any information that has entered public domain not as a result of the violations of the confidentiality undertaking by the receiving Party.

11.4. Nevertheless, the receiving Party shall be permitted to disclose the disclosing Party’s Confidential Information as follows: (i) disclosure to receiving Party’s employees or agents who have a need to know such information for the implementation of receiving Party’s obligations hereunder, strictly to the extent required, provided such employees and agents have agreed to abide by terms of confidentiality not less restrictive than those provided hereunder; and (ii) disclosure as required under any applicable laws and regulations applying to the receiving Party, or pursuant to an order of a competent court or authority, including, without limitation, filings required of a publicly traded company, or within the framework of a public offering procedure, as applicable, provided that to the extent permissible, reasonable prior written notice thereto shall be given by the receiving Party to the disclosing Party, and further provided that to the extent permissible, any such disclosure shall be made under adequate and appropriate confidentiality measures to ensure and protect the confidentiality of the Confidential Information.

11.4. The provisions of Sections 11.1 through 11.3 shall continue in full force and effect notwithstanding termination or expiration of this Agreement howsoever arising.

Proprietary Rights

12.1 Meridian shall sell, market and advertise the Products only under Todos's trademarks, trade names, logos, labels or other indications of source or origin ("**Trademarks**") and shall not: (a) erase or cover any Trademark which Todos may affix to the Products; or (b) use Meridian' or any other trademark, trade name, logo, etc., in relation to the Products. For the above use of Todos 's Trademarks, Meridian is hereby granted a non-exclusive, non-transferable, royalty-free license to use such Trademarks during the Term, subject to Todos 's instructions and directions.

Termination

13.1 Either Party shall have the right to terminate this Agreement by giving the other Party thirty (30) days' prior notice, in the event that:

13.2 (i) the other Party breaches of any material term of this Agreement (or a breach of any term of this Agreement which occurs two (2) times during any twelve (12) months period);

13.3 (ii) it is determined by the competent authority that the other Party or any director or officer thereof has violated any Anti-Corruption Laws and in the event that a director or officer of such Party is involved, such director or officer is not removed from his or her position within thirty (30) days after such determination.

13.4 In the event that termination of this Agreement was not as a result of a breach by Meridian, Meridian shall be entitled, at its own discretion, to keep selling and distributing the Products at the Price set forth herein, as updated in accordance with the terms of this Agreement, to up to ten (10) customers that will be detailed in a list to be provided by the end of the Term.

Miscellaneous

14.1 Meridian and Todos are independent entities, and their relationship is that of a services provider and a client. Meridian and Todos shall act as an independent contractors on their own account and responsibility. Meridian and Todos are not authorized to and shall not assume any obligation of any kind, expressed or implied, or make any representation on behalf of either entity.

14.2 Notwithstanding the foregoing, the Parties will operate in the spirit of partnership to build packages of Products for consumers that are attractive.

14.3 Each Party shall be solely responsible for the fulfillment of its undertakings and obligations towards its suppliers and/or services providers and/or any other third-party.

14.4 If any of the provisions of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions, of this Agreement shall in no way be affected, impaired or invalidated and the Parties agree to replace such invalid, illegal or unenforceable provision with an enforceable and valid arrangement that, in its economic effect, shall be as close as possible to the invalid, illegal or unenforceable provision.

14.5 The terms and provisions hereof constitute the entire agreement between the Parties hereto and shall supersede all previous communications, oral or written, between the Parties hereto with respect to the subject matter hereof.

14.6 No modification, amendment or correction to this Agreement shall be binding upon either of the Parties hereto unless in writing and signed by the duly authorized representatives of both Parties.

14.7 All disputes, controversies and claims arising in connection with this Agreement will be governed by and construed in accordance with the laws of the State of New York. In any dispute, controversy or claim brought by any of the Parties, arising out of or relating to this Agreement, exclusive jurisdiction is hereby granted to the competent courts in Southern District of Manhattan.

14.8 IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

14.9 This Agreement may be executed simultaneously in any number of counterparts, each of which containing the signature of any of the Parties hereto, shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Gerald Commissiong 6/22/2020

Todos Medical USA, Inc.

Name: Gerald Commissiong
Title: President & CEO

6/22/2020

Meridian Health Services Network

Name: David Bloom
Title: President & CEO

ANNEX A

THE PRODUCTS

1) RNA Extraction Reagents
2) qPCR SARS-nCoV-2 EUA Approved Reagents
3) FDA approved Swab and Viral Transport Medium
4) RNA/DNA ANDis 350 AutoExtraction Machines
5) Third Party PCR Machines (Biorad, ABI7500, etc.
6) COVID Antibody test kits
7) Select Liquid Handlers
8) Personal Protective Equipment
9) Ventilators
10) Automated lab solutionse

ANNEX B

The Services

1) Telemedicine
2) Functional Medicine – MSK-PT-OT
3) Health Plan Analysis
4) On-Site Clinics: Telemedicine/PCP
5) Health/Temperature Scanners
6) Emergency Medical Records
7) Benefits Planning
8) Employee Monitoring
9) Revenue Cycle Management Services
10) Medical Billing/TPA/PBM services
11) A Network of independent CLIA labs to refer businesss
12) Mobile CLIA lab services
13) Complementary laboratory services
    - **a.** Toxicology
    - **b.** Whole Genome Sequencing
    - **c.** Cancer testing
    - **d.** Alzheimer's testing
    - **e.** Biometrics
    - **f.** Annual – Employee Personal Health Assessments